U.S Energy Corp.                                        877 N. 8th W.                                     Ph: (307) 856-9271
                                                     Riverton, WY  28501                                Fx: (307) 857-3050
                                                                                                    www.usnrg.com

For Immediate Release

U.S. ENERGY CORP.
ANNOUNCES THIRD QUARTER RESULTS

Riverton, WY (November 16, 2006)--U.S. Energy Corp. (NASDAQ Capital Market: “USEG”), a natural resources exploration and development company, today announced its consolidated unaudited financial results for the quarter and nine months ended September 30, 2006. The Company's consolidated financial statements include its 71% owned subsidiary Crested Corp. and other subsidiary companies.

For the three and nine month periods, the Company reported a net loss of $2,933,700 and $10,279,700 or losses of $.16 and $.56 per share, respectively. This is compared with a net gain for the comparable periods in 2005 of $1,040,500 and $13,344,500 or $0.06 and $0.85 per share respectively.

The Company’s cash position improved by $13,291,700 for the nine months ended September 30, 2006 to $20,290,400 in comparison with the December 31, 2005 cash position of $6,998,700. Year to date operations resulted in a net loss of $10,279,700 of which $7,670,600 consisted of non-cash transactions.

Keith G. Larsen, Chairman and CEO of U.S. Energy Corp. said, “Although results show an increase in operating losses, our balance sheet shows the progress we have made in terms of cash balances. Our year to date results are consistent with management's plan to enhance shareholder value by building cash reserves through monetizing some or all of our various natural resource holdings. It's been a very productive year thus far when you consider the following accomplishments:

Through September 30, 2006:

* signing the Exclusivity Agreement to sell a majority of the  Company's uranium assets to sxr Uranium One, Inc. for an amount in  excess of $90 million;

Press Release
November 16, 2006

* settling the Phelps Dodge litigation concerning the Lucky Jack  molybdenum property;

* monetizing the Company's position in Enterra Energy Trust for  $8.3 million at an average of $12.17/share;

* selling the Company's equity ownership in Pinnacle Gas Resources,  Inc. for $13.8 million; and

Subsequent to September 30, 2006:

* as of October 6, 2006, signing a Letter Agreement with Kobex,  Resources Ltd. to sell up to a 50% interest in the Lucky Jack  Molybdenum project in Colorado for up to $50 million in cash, stock  and a work commitment, once consummated.

"We will continue to strengthen our cash position," continued Mr. Larsen. "Monetizing our ownership in securities that we currently own and may receive, if pending agreements close, will enable the Company to pursue strategic opportunities that have the greatest potential to maximize shareholder value in coming years," he concluded.

The Company filed its quarterly report on Form 10-Q on November 14, 2006 with the U. S. Securities and Exchange Commission. To view this and other Company filings, please go to www.sec.gov.

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Press Release
November 16, 2006

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
And Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties. Examples of these other companies are Sutter Gold Mining Inc., Uranium Power Corp., sxr Uranium One, and Kobex Resources Ltd. These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks. By making these forward- looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; ”Disclosure Regarding Mineral Resources under SEC and Canadian Regulation,”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark Larsen, President
U.S. Energy Corp. (307) 856-9271